                                                                      Exhibit 99

                           MICROFINANCIAL INCORPORATED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

      Reports of Independent Accountants                                F-2

      Financial Statements:
      Consolidated Balance Sheets as of December 31, 1999 and 2000      F-4

      Consolidated Statements of Operations For The Years Ended
         December 31, 1998, 1999, and 2000                              F-5

      Consolidated Statements of Stockholders' Equity For The
      Years Ended
         December 31, 1998, 1999, and 2000                              F-6

      Consolidated Statements of Cash Flows For The Years Ended
         December 31, 1998, 1999, and 2000                              F-7

      Notes To Consolidated Financial Statements                        F-9

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of MicroFinancial Incorporated

We have audited the accompanying consolidated balance sheet of MicroFinancial Incorporated (the "Company") as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the years ended December 31, 1999 and 1998 were audited by other auditors whose report, dated February 21, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2000 financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 1, 2001

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of MicroFinancial Incorporated:

In our opinion, the accompanying consolidated balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of MicroFinancial Incorporated and its subsidiaries (the "Company") at December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP

Boston, Massachusetts
February 21, 2000

                          MICROFINANCIAL INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                                 December 31,
                                                                            --------------------
                                                                               1999       2000
                                                                               ----       ----
                                     ASSETS
Net investment in leases and loans:
   Receivables due in installments                                          $ 321,578    $ 405,437
   Estimated residual value                                                    21,070       35,368
   Initial direct costs                                                         8,164        9,321
   Loans receivable                                                            20,073       12,080
   Less:
        Advance lease payments and deposits                                    (2,164)        (400)
        Unearned income                                                      (100,815)    (132,687)
        Allowance for credit losses                                           (41,719)     (40,924)
                                                                            ---------    ---------
Net investment in leases and loans                                          $ 226,187    $ 288,195
Investment in service contracts                                                14,250       12,553
Cash and cash equivalents                                                      11,062       17,957
Property and equipment, net                                                     7,713       11,505
Other assets                                                                    6,644       12,392
                                                                            ---------    ---------
                Total assets                                                $ 265,856    $ 342,602
                                                                            =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                                               $ 144,871    $ 201,991
Subordinated notes payable                                                      9,238        4,785
Capitalized lease obligations                                                   1,244          859
Accounts payable                                                                  339        1,605
Dividends payable                                                                 514          573
Other liabilities                                                               4,748        5,433
Income taxes payable                                                            3,544        2,333
Deferred income taxes payable                                                  22,520       29,000
                                                                            ---------    ---------
                Total liabilities                                             187,018      246,579
                                                                            ---------    ---------

Commitments and contingencies (Note I)                                           --           --
Stockholders' equity:
   Preferred stock, $.01 par value; 5,000,000 shares authorized;
        0 shares issued at 12/31/99; 0 shares issued at 12/31/00                 --           --
   Common stock, $.01 par value; 25,000,000 shares authorized; 13,347,726
        shares issued at 12/31/99; 13,410,646 shares issued at 12/31/00           133          134
   Additional paid-in capital                                                  47,920       47,900
   Retained earnings                                                           36,656       55,291
   Treasury stock (667,790 shares of common stock at 12/31/99,
        669,700 shares of common stock at 12/31/00), at cost                   (5,777)      (7,234)
   Notes receivable from officers and employees                                   (94)         (68)
                                                                            ---------    ---------
                Total stockholders' equity                                     78,838       96,023
                                                                            ---------    ---------
                Total liabilities and stockholders' equity                  $ 265,856    $ 342,602
                                                                            =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

                           MICROFINANCIAL INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per-share data)


                                                                                                  For the years ended
                                                                                                     December 31,
                                                                                  --------------------------------------------------
                                                                                    1998                 1999                 2000
                                                                                    ----                 ----                 ----
Revenues:
      Income on financing leases and loans                                        $ 47,341             $ 55,545             $ 69,847
      Income on service contracts                                                    2,565                6,349                8,687
      Rental income                                                                 16,118               21,582               27,638
      Loss and damage waiver fees                                                    5,441                5,660                6,034
      Service fees                                                                   5,035                9,325               15,100
                                                                                  --------             --------             --------
                Total revenues                                                      76,500               98,461              127,306
                                                                                  --------             --------             --------

Expenses:
      Selling general and administrative                                            20,061               24,416               26,988
      Provision for credit losses                                                   19,075               37,836               38,912
      Depreciation and amortization                                                  5,076                7,597               10,227
      Interest                                                                      12,154               10,375               15,070
                                                                                  --------             --------             --------
                Total expenses                                                      56,366               80,224               91,197
                                                                                  --------             --------             --------

Income before provision for income taxes                                            20,134               18,237               36,109
Provision for income taxes                                                           8,210                7,509               15,249
                                                                                  --------             --------             --------

Net income                                                                        $ 11,924             $ 10,728             $ 20,860
                                                                                  ========             ========             ========

Net income per common share - basic                                               $   1.21             $   0.84             $   1.64
                                                                                  ========             ========             ========

Net income per common share - diluted                                             $   1.19             $   0.83             $   1.63
                                                                                  ========             ========             ========

Dividends per common share                                                        $  0.135             $  0.155             $  0.175
                                                                                  ========             ========             ========

The accompanying notes are an integral part of the consolidated financial statements.

                           MICROFINANCIAL INCORPORATED
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                              For the years ended
                        December 31, 1998, 1999 and 2000
                       (In thousands, except share data)





                                                                                                           Notes
                                                          Additional                                     Receivable        Total
                                          Common Stock     Paid-in    Retained        Treasury Stock        From       Stockholders'
                                       Shares     Amount   Capital    Earnings      Shares      Amount    Officers         Equity
                                  -------------------------------------------------------------------------------------------------
Balance at January 1, 1998           9,799,000     $98     $1,604     $17,366     162,190        ($138)     ($164)         $18,766
Exercise of stock options              114,166       1        212                                                              213
Common stock dividends                                                 (1,334)                                              (1,334)
Conversion of preferred stock to
     common stock                       19,600
Notes receivable from officers
     and employees                                                                                            (86)             (86)
Net income                                                             11,924                                               11,924

                                  -------------------------------------------------------------------------------------------------

Balance at December 31, 1998         9,932,766      99      1,816      27,956     162,190         (138)      (250)          29,483
Initial public offering              3,400,000      34     46,082                                                           46,116
Exercise of stock options               14,960                 22                                                               22
Common stock dividends                                                 (2,028)                                              (2,028)
Treasury stock repurchased                                                        505,600       (5,639)                     (5,639)
Notes receivable from officers
     and employees                                                                                            156              156
Net income                                                             10,728                                               10,728
                                  -------------------------------------------------------------------------------------------------

Balance at December 31, 1999        13,347,726     133     47,920      36,656     667,790       (5,777)       (94)          78,838
Exercise of stock options               62,920       1        118                                                              119
Common stock dividends                                                 (2,225)                                              (2,225)
Treasury stock repurchased                                                        164,100       (1,595)                     (1,595)
Treasury stock retired                                       (138)               (162,190)         138                           -
Notes receivable from officers
     and employees                                                                                             26               26
Net income                                                             20,860                                               20,860
                                  -------------------------------------------------------------------------------------------------

Balance at December 31, 2000        13,410,646    $134    $47,900     $55,291     669,700      ($7,234)      ($68)         $96,023
                                  =================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                MICROFINANCIAL INCORPORATED
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      (In thousands)

                                                                                                For the year ended
                                                                                                    December 31,
                                                                                  --------------------------------------------------
                                                                                     1998               1999                 2000
                                                                                     ----               ----                 ----
Cash flows from operating activities:
    Cash received from customers                                                  $ 139,215           $ 157,264           $ 174,501
    Cash paid to suppliers and employees                                            (31,847)            (33,905)            (34,405)
    Cash paid for income taxes                                                         (146)             (1,339)             (9,726)
    Interest paid                                                                   (11,648)            (10,740)            (15,649)
    Interest received                                                                   399               3,443               1,639
                                                                                  ---------           ---------           ---------
        Net cash provided by operating activities                                    95,973             114,723             116,360
                                                                                  ---------           ---------           ---------

Cash flows from investing activities:
    Investment in lease contracts                                                   (83,786)           (116,808)           (141,076)
    Investment in direct costs                                                       (4,070)             (8,295)             (7,812)
    Investment in service contracts                                                  (8,080)             (9,105)             (4,138)
    Investment in loans receivable                                                  (11,683)            (11,857)                  0
    Investment in Resource Leasing Corporation                                            0                   0              (2,800)
    Investment in fixed assets                                                         (459)             (1,319)             (2,354)
    Issuance of notes from officers and employees                                      (145)                 (2)                  0
    Repayment of notes from officers                                                     59                 158                  25
    Investment in notes receivable                                                     (228)               (613)               (117)
    Repayment of notes receivable                                                       281                 254                 325
                                                                                  ---------           ---------           ---------
        Net cash used in investing activities                                      (108,111)           (147,587)           (157,947)
                                                                                  ---------           ---------           ---------

Cash flows from financing activities:
    Proceeds from secured debt                                                       96,817             121,680             195,917
    Repayment of secured debt                                                       (83,135)           (108,003)           (123,075)
    Proceeds from refinancing of secured debt                                       343,499             460,381             473,118
    Prepayment of secured debt                                                     (343,499)           (460,381)           (488,118)
    Proceeds from short-term demand notes payable                                       280                 890                 259
    Repayment of short-term demand notes payable                                       (369)               (117)               (983)
    Proceeds from issuance of subordinated debt                                       1,200                   0                   0
    Repayment of subordinated debt                                                   (3,261)            (15,247)             (4,500)
    Proceeds from sale of common stock                                                    0              46,116                   0
    Proceeds from exercise of common stock options                                      162                  22                 119
    Repayment of capital leases                                                        (709)               (733)               (494)
    Purchase of treasury stock                                                            0              (5,639)             (1,595)
    Payment of dividends                                                             (1,282)             (1,860)             (2,166)
                                                                                  ---------           ---------           ---------
        Net cash provided by financing activities                                     9,703              37,109              48,482
                                                                                  ---------           ---------           ---------

Net (decrease) increase in cash and cash equivalents                                 (2,435)              4,245               6,895
Cash and cash equivalents, beginning of period                                        9,252               6,817              11,062
                                                                                  ---------           ---------           ---------

Cash and cash equivalents, end of period                                          $   6,817           $  11,062           $  17,957
                                                                                  =========           =========           =========

                                                                     (Continued)

The accompanying notes are an integral part of the consolidated financial statements.

                           MICROFINANCIAL INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Continued)

                                                                                       For the year ended
                                                                                          December 31,
                                                                               -------------------------------------
                                                                                  1998        1999            2000
                                                                                  ----        ----            ----
Reconciliation of net income to net cash provided
      by operating activities:
      Net income                                                               $ 11,924     $ 10,728        $ 20,860
      Adjustments to reconcile net income to net cash
             provided by operating activities
             Depreciation and amortization                                        5,076        7,597          10,227
             Provision for credit losses                                         19,075       37,836          38,912
             Recovery of equipment cost and residual value,
                net of revenue recognized                                        51,271       52,029          40,289
             Increase (decrease) in current taxes                                 1,285        2,919          (1,211)
             Increase in deferred income taxes                                    7,585        3,966           6,480
      Changes in assets and liabilities:
             Decrease (increase) in other assets                                   (809)         232            (934)
             Increase in accounts payable                                            60          190           1,267
             Increase (decrease) in accrued liabilities                             506         (774)            471
                                                                               --------     --------        --------
                Net cash provided by operating activities                      $ 95,973    $ 114,723       $ 116,360
                                                                               ========     ========        ========

Supplemental disclosure of noncash activities:
      Property acquired under capital leases                                      $ 412      $ 1,203           $ 109
                                                                               ========     ========        ========
      Accrual of common stock dividends                                           $ 346        $ 514           $ 573
                                                                               ========     ========        ========

The accompanying notes are an integral part of the consolidated financial statements.
                                                                     (Concluded)

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


A. Nature of Business

          MicroFinancial Incorporated (the "Company"), which operates primarily through its wholly owned subsidiary Leasecomm Corporation, is a specialized commercial finance company that leases and rents "microticket" equipment and provides other financing services in amounts generally ranging from $400 to $3,000, with an average amount financed of approximately $1,500 and an average lease term of 44 months. The Company does not market its services directly to lessees but sources leasing transactions through a network of independent sales organizations and other dealer-based origination networks nationwide. The Company funds its operations primarily through borrowings under its credit facilities and securitizations. In July 1998, the Company changed its name from Boyle Leasing Technologies, Inc. to MicroFinancial Incorporated.

          In December 1992, May 1993, November 1994, and March 2000, Leasecomm Corporation created wholly owned subsidiaries, BLT Finance Corporation I ("BLT I"), BLT Finance Corporation II ("BLT II") BLT Finance Corporation III ("BLT III"), and MFI Finance Corporation I ("MFI I"), respectively, which are special-purpose corporations for the securitization and financing of lease receivables.

          While the Company generally does not sell its interests in leases, service contracts or loans to third parties after origination, the Company does, from time to time, contribute certain leases to special-purpose corporations for purposes of obtaining financing in connection with its lease receivables. Since these transfers do not result in a change in control over the lease receivables, sale treatment and related gain recognition under Statement of Financial Accounting Standards No. 125 as amended by Statement of Financial Accounting Standards No. 140, does not occur. Accordingly, the lease receivable and related liability remain on the balance sheet.

          During 1997 and 1996, the credit facilities related to the securitization on BLT I and BLT II were paid off, respectively. Both of these subsidiaries were dissolved on December 31, 1997.


B. Summary of Significant Accounting Policies

Basis of Presentation

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Stock Splits

          On June 12, 1998, the Company's Board of Directors authorized a two-for-one stock split to be effective with the Company's initial public offering. The two-for-one stock split resulted in the issuance of 5,047,478 additional shares of common stock, including the automatic conversion of 9,800 shares of preferred stock to 19,600 shares of common stock. All share and per share amounts have been restated to reflect this stock split.

Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

          The Company considers all highly liquid instruments purchased with initial maturities of less than three months to be cash equivalents. Cash equivalents consist principally of overnight investments.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


Leases and Loans

          The Company's lease contracts are accounted for as financing leases. At origination, the Company records the gross lease receivable, the estimated residual value of the leased equipment, initial direct costs incurred, and the unearned lease income. Unearned lease income is the amount by which the gross lease receivable plus the estimated residual value exceeds the cost of the equipment. Unearned lease income and initial direct costs incurred are amortized over the related lease term using the interest method, which results in a level rate of return on the net investment in leases. Unamortized unearned lease income and initial direct costs are written off if, in the opinion of management, the lease agreement is determined to be impaired. It is management's opinion, given the nature of its business and the large number of small balance lease receivables, that a lease is impaired when one of the following occurs: (i) the obligor files for bankruptcy; (ii) the obligor dies, and the equipment is returned; or (iii) an account has become 360 days past due. It is also management's policy to maintain an allowance for credit losses that will be sufficient to provide adequate protection against losses in its portfolio. Management regularly reviews the collectibility of its lease receivables based upon all of its communications with the individual lessees through its extensive collection efforts and through further review of the creditworthiness of the lessee.

          In conjunction with the origination of leases, the Company may retain a residual interest in the underlying equipment upon termination of the lease. The value of such interest is estimated at inception of the lease and evaluated periodically for impairment. An impairment is recognized when expected cash flows to be realized subsequent to the end of the lease are expected to be less than the residual value recorded. Other revenues, such as loss and damage waiver and service fees relating to the leases, contracts, and loans and rental revenues are recognized as they are earned.

          Loans are reported at their outstanding principal balances. Interest income on loans is recognized as it is earned.

Allowance for Credit Losses

          The Company maintains an allowance for credit losses on its investment in leases, service contracts and loans at an amount that it believes is sufficient to provide adequate protection against losses in its portfolio. The allowance is determined principally on the basis of the historical loss experience of the Company and the level of recourse provided by such lease, service contract or loan, if any, and reflects management's judgment of additional loss potential considering current economic conditions and the nature and characteristics of the underlying lease portfolio. The Company determines the necessary periodic provision for credit losses, taking into account actual and expected losses in the portfolio, as a whole, and the relationship of the allowance to the net investment in leases, service contracts and loans.

Investment in Service Contracts

          The Company's investments in cancelable service contracts are recorded at cost and amortized over the expected life of the service period, which is seven years. Income on service contracts is recognized monthly as the related services are provided. The Company periodically evaluates whether events or circumstances have occurred that may affect the estimated useful life or recoverability of the investment in service contracts.


Property and Equipment

          At the end of the lease term, the lease typically converts into a month-to-month rental contract. Rental equipment is recorded at estimated residual value and depreciated using the straight-line method over a period of twelve months.

          Office furniture, equipment and capital leases are recorded at cost and depreciated using the straight-line method over a period of three to five years. Leasehold improvements are amortized over the shorter of the life of

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)

     the lease or the asset. Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in income.

Fair Value of Financial Instruments

          For financial instruments including cash and cash equivalents, net investment in leases and loans, accounts payable, and other liabilities, it is assumed that the carrying amount approximates fair value due to their short maturity.

Interest-Rate Hedging Agreements

          The Company has entered into one interest-rate hedging agreements to hedge against potential increases in interest rates on the Company's outstanding borrowings. That agreement expired in July 2000. The Company's policy is to accrue amounts receivable or payable under such agreements as reductions or increases in interest expense, respectively.

Debt Issue Costs

          Debt issuance costs incurred in securing credit facility financing are capitalized and subsequently amortized over the term of the credit facility.

Income Taxes

          Deferred income taxes are determined under the liability method. Differences between the financial statement and tax bases of assets and liabilities are measured using the currently enacted tax rates expected to be in effect when these differences reverse. Deferred tax expense is the result of changes in the liability for deferred taxes. The principal differences between assets and liabilities for financial statement and tax return purposes are the treatment of leased assets, accumulated depreciation and provisions for doubtful accounts. The deferred tax liability is reduced by loss carryforwards and alternative minimum tax credits available to reduce future income taxes.

New Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS No 137 amended SFAS No 133 to defer its effective date by one year to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133". SFAS No. 138 Made certain changes in the hedging provisions of SFAS No, 133, and is effective concurrent with SFAS No. 133 (collectively hereafter referred to as the Statement). The Statement requires the Company to recognize all derivatives as either assets or liabilities on its balance sheet at fair value. The Company adopted the Statement on January 1, 2001, and the implementation did not have a material impact on its financial position or results of operations.

          In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and the Company will adopt its provisions in 2001. The Company does not expect the statement to have a material impact on its financial position or results of operations.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


Net Income Per Common Share

          The Company has adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share," ("SFAS No. 128") which specifies the computation, presentation and disclosure requirements for net income per common share. Basic net income per common share is computed based on the weighted average number of common shares outstanding during the period, adjusted for a 2-to-1 stock split which became effective with the Company's initial public offering on February 5, 1999. Dilutive net income per common share gives effect to all dilutive potential common shares outstanding during the period. Under SFAS No. 128, the computation of diluted earnings per share does not assume the issuance of common shares that have an antidilutive effect on net income per common share. Options to purchase zero, 120,609, and 830,000 shares of common stock were not included in the computation of diluted earnings per share for the years ended December 31, 1998, 1999, and 2000, respectively because their effects were antidilutive.


                                                                                            For the year ended December 31,
                                                                                       1998               1999              2000
                                                                                   -------------------------------------------------
Net income                                                                         $    11,924        $    10,728        $    20,860
                                                                                   -----------        -----------        -----------
Shares used in computation:
     Weighted-average common shares outstanding used in
         computation of net income per common share                                  9,859,127         12,795,809         12,728,441
     Dilutive effect of redeemable convertible preferred stock                          19,600               --                 --
     Dilutive effect of common stock options                                           153,248            108,422             79,373
                                                                                   -----------        -----------        -----------

Shares used in computation of net income
     per common share - assuming dilution                                           10,031,975         12,904,231         12,807,814
                                                                                   ===========        ===========        ===========

Net income per common share - basic                                                $      1.21        $      0.84        $      1.64
                                                                                   ===========        ===========        ===========

Net income per common share -  diluted                                             $      1.19        $      0.83        $      1.63
                                                                                   ===========        ===========        ===========


C. Net Investment in Leases and Loans

          At December 31, 2000, future minimum payments on the Company's lease receivables are as follows:

For the year ended
   December 31,
   ------------
       2001                                       $ 204,634
       2002                                         113,529
       2003                                          70,890
       2004                                          16,259
       2005                                             125
                                              --------------
       Total                                      $ 405,437
                                              ==============


          At December 31, 2000, the weighted average remaining life of leases in the Company's lease portfolio is approximately 28 months and the implicit rate of interest is approximately 38%.

          The Company's business is characterized by a high incidence of delinquencies which in turn may lead to significant levels of defaults. The Company evaluates the collectibility of leases originated and loans based on the level of recourse provided, if any, delinquency statistics, historical loss experience, current economic conditions and other relevant factors. The Company provides an allowance for credit losses for leases which are considered impaired.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)



          The Company takes charge-offs against its receivables when such receivables are 360 days past due. Cumulative net charge-offs after recoveries from the Company's inception to December 31, 2000 have totaled 8.6% of total cumulative receivables plus total billed fees over such period.

          The following table sets forth the Company's allowance for credit losses as of December 31, 1998, 1999, and 2000 and the related provisions, charge-offs and recoveries for the years ended December 31, 1998, 1999, and 2000.


Balance at January 1, 1998                                               $26,319
Provision for credit losses                                               19,075
Charge-offs                                                     28,750
Recoveries                                                       8,206
                                                                ------
 Charge-offs, net of recoveries                                           20,544
                                                                         -------

Balance at December 31, 1998                                             $24,850
Provision for credit losses                                               37,836
Charge-offs                                                     35,957
Recoveries                                                      14,990
                                                                ------
 Charge-offs, net of recoveries                                           20,967
                                                                         -------

Balance at December 31, 1999                                             $41,719
Provision for leases and loans credit losses                    36,029
Provision for other asset credit losses                          2,883
 Total provisions for credit losses                                       38,912
Charge-offs (including $1,064 in other asset chargeoffs)        57,145
Recoveries                                                      19,257
                                                                ------
 Charge-offs, net of recoveries                                           37,888
                                                                         -------

Balance of allowance for credit losses at December 31, 2000              $40,924
                                                                         =======
Balance of other asset reserve at December 31, 2000                      $ 1,819
                                                                         =======


          For the twelve months ended December 31, 2000, the Company reserved $2.9 million against other assets, offset by $1.1 million in charge-offs. At December 31, 1999 and 2000, other assets included prepayments and deposits of $2,813,000 and $6,394,000 respectively, and receivables totaling $3,831,000 and $7,817,000, respectively. The other asset reserve reflects management's judgement of loss potential considering current economic conditions and the nature of the underlying receivables.

          In conjunction with the origination of leases, the Company may retain a residual interest in the underlying equipment upon termination of the lease. The value of such interests is estimated at inception of the lease and evaluated periodically for impairment. The following table sets forth the Company's estimated residual value as of December 31, 1998, 1999, and 2000 and changes in the Company's estimated residual value as a result of new originations, and lease terminations for the years ended December 31, 1998, 1999, and 2000.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


Balance of Estimated Residual Value at January 1, 1998      16,784
New Originations                                             6,424
Lease Terminations                                          (5,646)
Balance of Estimated Residual Value at December 31, 1998    17,562
New Originations                                             9,753
Lease Terminations                                          (6,245)
Balance of Estimated Residual Value at December 31, 1999    21,070
New Originations                                            22,893
Lease Terminations                                          (8,595)
Balance of Estimated Residual Value at December 31, 2000    35,368


          New originations represent the residual value added to the Company's estimated residual value upon origination of new leases. Lease terminations represent the residual value deducted from the company's estimated residual value upon the termination of a lease (i) that is bought out during or at the end of the lease term; (ii) upon expiration of the original lease term when the lease converts to an extended rental contract and (iii) that has been charged off by the Company.

D. Property and Equipment

At December 31, 1999 and 2000, property and equipment consisted of the following:

                                                       December 31,
                                                   ----------------------
                                                      1999        2000
                                                      ----        ----
Rental Equipment                                   $10,652     $13,214
Computer Equipment                                   3,834       5,536
Office Equipment                                     1,137       1,330
Leasehold improvements                                 294         338
                                                   ----------------------
                                                    15,917      20,418
Less accumulated depreciation and amortization       8,204       8,913
                                                   ----------------------
Total                                              $ 7,713     $11,505
                                                   =======================


         Depreciation and amortization expense totaled $5,076,000, $7,597,000 and $10,227,000 for the years ended December 31, 1998, 1999, and 2000, respectively.

         At December 31, 1999 and 2000, computer equipment includes $2,055,000 and $1,725,000 respectively, under capital leases. Accumulated amortization related to capital leases amounted to $831,000 and $912,000, in 1999 and 2000, respectively.

E. Notes Payable

Notes Payable

         On December 21, 1999, the Company entered into a revolving line of credit and term loan facility with a group of financial institutions whereby it may borrow a maximum of $150,000,000 based upon qualified lease receivables. Outstanding borrowings with respect to the revolving line of credit bear interest based either at Prime for Prime Rate loans or the prevailing rate per annum as offered in the interbank Eurodollar market (Eurodollar) plus 1.75% for Eurodollar Loans. If the Eurodollar loans are not renewed upon their maturity they

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)

      automatically convert into prime rate loans. On August 22, 2000, the revolving line of credit and term loan facility was amended and restated whereby the Company may now borrow a maximum of $192,000,000 based upon qualified lease receivables, loans, rentals and service contracts. Outstanding borrowings with respect to the revolving line of credit bear interest based either at Prime minus 0.25% for Prime Rate Loans or the prevailing rate per annum as offered in the London Interbank Offered Rate (LIBOR) plus 1.75% for LIBOR Loans or the seven day Money Market rate plus 2.00% for Swing Line Advances. If the LIBOR loans are not renewed upon their maturity they automatically convert into prime rate loans. The Swing Line advances have a seven-day maturity and upon their maturity they automatically convert into prime rate loans. In addition, the Company's aggregate outstanding principal amount of swing Line advances shall not exceed $10 million. The prime rates at December 31, 1998, 1999, and 2000 were 7.75%, 8.50%, and 9.50% respectively. The 90-day Eurodollar rate at December 31, 1999 was 5.9375%. The 90-day LIBOR rate at December 31, 2000 was 6.403%. The 7-day Money Market Rate at December 31, 2000 was 6.63%.

            At December 31, 2000, the Company had borrowings outstanding under this agreement with the following terms:


Type                       Rate            Amount
----                       ----            ------
Prime                     9.5000%          $ 17,260
Swing Line                8.8100%             5,076
LIBOR                     8.2500%            12,000
LIBOR                     8.2500%            50,000
LIBOR                     8.5625%            17,500
                                          ----------
    Total Outstanding                     $ 101,836
                                          ==========


            Outstanding borrowings are collateralized by leases and service contracts pledged specifically to the financial institutions. All balances under the revolving line of credit will be automatically converted to a term loan on September 30, 2002 provided the line of credit is not renewed and no event of default exists at that date. All converted term loans are repayable over 36 monthly installments. The most restrictive covenants of the agreement have minimum net worth and income requirements.

            At December 31, 1999, the Company had borrowings outstanding under this agreement with the following terms:

Type                           Rate             Amount
----                           ----             ------
Prime                          8.5000%           $ 14,330
Eurodollar                     7.9375%             17,500
Eurodollar                     7.8125%             12,000
Eurodollar                     8.0000%             65,000
                                                ---------

Total Outstanding                               $ 108,830
                                                =========


            BLT III has three series of notes, the 1996-A Notes, the 1997-A Notes and the 1998-A Notes. In May 1996, BLT III issued the 1996-A Notes in aggregate principal amount of $23,406,563. In August 1997, BLT III issued the 1997-A Notes in aggregate principal amount of $44,763,000 and in November 1998, BLT III issued the 1998-A Notes in aggregate principal amount of $40,769,000. All outstanding amounts under the 1996-A Notes were repaid on October 18, 1999. All outstanding amounts under the 1997-A Notes were repaid on September 16, 2000. MFI I has two series of notes, the 2000-1 Notes, and the 2000-2 Notes. In March 2000, MFI I issued the 2000-1 Notes in aggregate principal amount of $50,056,686. In December 2000, MFI I issued the 2000-2 Notes in aggregate principal amount of $50,561,633. Outstanding borrowings are collateralized by a specific pool of lease receivables.

            At December 31, 2000, BLT III and MFI I had borrowings outstanding under the series of notes with the following terms:

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


    Note Series               Expiration       Rate      Amount
    -----------               ----------       ----      ------
BLT III
1998-A Notes                    5/17/04        6.03%     $12,252

MFI I
                                9/16/05        7.38%      36,995
2000-2 Notes                    6/16/06        6.94%      50,562
                                                         --------
   Total Outstanding                                     $99,809
                                                         ========


            At December 31, 1999, BLT III had borrowings outstanding under the series of notes with the following terms:


    Note Series            Expiration      Rate        Amount
    -----------            ----------      ----        ------
BLT III
1997-A Notes                   10/16/00        6.42%      $9,498
1998-A Notes                    5/17/04        6.03%      25,473
                                                         --------
   Total Outstanding                                     $34,971
                                                         ========

            At December 31, 1999 and 2000, the Company also had other notes payable which totaled $1,070,000 and $346,000 respectively. The notes are due on demand and bear interest at a rate of prime less 1.00%. Other notes payable includes amounts due to stockholders of the Company at December 31, 1999 and 2000 of $1,040,000 and $316,000 respectively. Interest paid to stockholders under such notes was not material for the years ended December 31, 1998, 1999, and 2000.

   Subordinated Notes Payable

            At December 31, 1999 and 2000, the Company also had senior subordinated and subordinated debt outstanding amounting to $9,238,000 and $4,785,000 net of unamortized discounts of $49,000 and $2,000 respectively. This debt is subordinated in the rights to the Company's assets to notes payable to the primary lenders as described above. Outstanding borrowings bear interest ranging from 8.5% to 14% for fixed rate financing and prime plus 3% to 4% for variable rate financing. These notes have maturity dates ranging from January 2001 to October 2003. The Company has three senior subordinated notes. The first was issued in August 1994 at 12% to a financial institution with an aggregate principal amount of $7,500,000. Cash proceeds from this note were $6,743,108, net of a discount of $756,892 which is being amortized over the life of the note. This senior note requires annual payments of $1,500,000 commencing on July 15, 1997 until the note matures in July 2001. The second senior subordinated note was issued in October 1996 at 12.25% to a financial institution with an aggregate principal amount of $5,000,000. This senior note requires monthly payments of (i) $125,000 for the period November 1, 1998 through October 1, 2000 and (ii) $166,667 for the period November 1, 2000 until the note matures in October 1, 2001. In April 1999, this note was amended to require monthly payments of $250,000 for the period May 1, 1999 until the note matures on September 1, 2000. The third senior subordinated note was issued in October 1996 at 12.60% to a financial institution with an aggregate principal amount of $5,000,000. This senior note requires quarterly payments of $250,000 commencing on March 15, 1999 until the note matures in October 2003. The most restrictive covenants of the senior subordinated note agreements have minimum net worth and interest coverage ratio requirements and restrictions on payment of dividends.

            At December 31, 2000, the Company was in default on one of its debt covenants in its senior subordinated notes. The covenant that was in default requires that the Company maintain an allowance for credit losses in an amount not less than 100% of the Delinquent Billed Lease Receivables. The covenant default was waived as of December 31, 2000. In consideration of the waiver, the Company repaid one of the notes in full on March 2, 2001.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)

            At December 31, 2000 subordinated notes payable included $102,000 due to stockholders. Interest paid to stockholders under such notes, at rates ranging between 8% and 14%, amounted to $488,000, $104,000, and $8,500 for the years ended December 31, 1998, 1999, and 2000, respectively.

   Repayment Schedule

            At December 31, 2000, the repayment schedule for outstanding notes and subordinated notes is as follows:

For the year ended
   December 31,
------------------
      2001                                           $  48,534
      2002                                              33,926
      2003                                              21,153
      2004                                               1,329
                                                     ---------
                                                       104,942
Outstanding balance of revolving credit facility       101,836
Unamortized discount on senior subordinated debt            (2)
                                                     ---------
Total                                                $ 206,776
                                                     =========

            It is estimated that the carrying amounts of the Company's borrowings under its variable rate revolving credit agreements approximate their fair value. The fair value of the Company's short-term and long-term fixed rate borrowings is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. At December 31, 1999 and 2000, the aggregate carrying value of the Company's fixed rate borrowings was approximately $44,258,000 and $104,596,000, respectively, with an estimated fair value of approximately $43,870,000 and $104,719,000, respectively.

   F. Redeemable Preferred Stock:

         At December 1999 and 2000, the Company had authorized 5,000,000 shares of preferred stock ("preferred stock") with a par value of $0.01 of which zero shares were issued and outstanding.

   G. Stockholders' Equity:

      Common Stock

         The Company had 25,000,000 authorized shares of common stock with a par value of $.01 per share of which 12,679,936 and 12,740,946 shares were issued and outstanding at December 31, 1999 and 2000, respectively.

      Treasury Stock

         The Company had 667,790 and 669,700 shares of common stock in treasury at December 31, 1999 and 2000, respectively.

      Stock Options

         In 1987, the Company adopted its 1987 Stock Option Plan (the "Plan") which provided for the issuance of qualified or nonqualified options to purchase shares of the Company's common stock. In 1997, the Company's Board of Directors approved an amendment to the plan, as a result of the June 16, 1997 stock split. Pursuant to this amendment, the aggregate number of shares issued could not exceed 1,220,000 and the exercise price of any outstanding options issued pursuant to the Plan would be reduced by a factor of ten and the number of outstanding options issued pursuant to the Plan would be increased by a factor of ten. The Company adopted the 1998 Equity Incentive Plan (the "1998 Plan") on July 9, 1998. The 1998 Plan permits the Compensation Committee of the Company's Board of Directors to make various long-term incentive awards, generally equity-based, to eligible persons. The Company reserved 2,000,000 shares of its common stock for issuance pursuant to the 1998 Plan.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


      Qualified stock options, which are intended to qualify as "incentive stock options" under the Internal Revenue Code, may be issued to employees at an exercise price per share not less than the fair value of the common stock at the date granted as determined by the Board of Directors. Nonqualified stock options may be issued to officers, employees and directors of the Company as well as consultants and agents of the Company at an exercise price per share not less than fifty percent of the fair value of the common stock at the date of grant as determined by the Board. The vesting periods and expiration dates of the grants are determined by the Board of Directors. The option period may not exceed ten years.

         The following summarizes the stock option activity:


                                                                                                 Weighted
                                                                                                   Average
                                                     Shares          Price Per Share           Exercise Price
                                                   ---------------------------------           --------------

Outstanding at December 31, 1997                     251,000         $0.6375 to $1.95            $1.870
Exercised                                           (114,166)        $0.6375 to $1.95            $1.859
Canceled                                             (16,454)            $1.95                   $1.950

Outstanding at December 31, 1998                     120,380         $0.6375 to $1.95            $1.866
Exercised                                            (14,960)        $0.6375 to $1.95            $1.531
Canceled                                             (58,500)        $1.95 to $12.313           $10.807
Granted                                               890,000       $12.063 to $13.544          $12.447

Outstanding at December 31, 1999                     936,920        $0.6375 to $13.544          $11.357
Exercised                                            (62,920)        $0.6375 to $1.95            $1.889
Canceled                                             (10,000)           $12.313                 $12.313
Granted                                               730,000            $9.781                  $9.781

Outstanding at December 31, 2000                    1,594,000        $1.95 to $13.544           $11.003


         The options vest over five years and are exercisable only after they become fully vested. At December 31, 1999 and 2000, 47,920 and 200,000, respectively of the outstanding options were fully vested.

         At December 31, 1999 and 2000, 936,920 and 1,594,000 shares, respectively of common stock were reserved for common stock option exercises.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


         Information relating to stock options at December 31, 2000, summarized by exercise price, is as follows:

                     Outstanding                                            Exercisable
        ----------------------------------------------            -------------------------------
                                             Weighted-              Weighted-
                                              Average                Average
         Exercise Price      Shares         Life (Years)           Exercise Price         Shares
        ----------------------------------------------            -------------------------------
$               1.9500        34,000          5.00                $         1.95           34,000
$              12.3130       699,391          8.15                $      12.3130          139,878
$              13.5440        40,609          8.15                $      13.5440            8,122
$              13.1250        80,000          8.27                $      13.1250           16,000
$              12.0630        10,000          8.58                $      12.0630            2,000
$               9.7813       730,000          9.15
                           ---------                                                      -------
$1.95 to $13.544           1,594,000          8.55                $      10.6637          200,000
                           =========                                                      =======


          All stock options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant. In accordance with accounting for such options utilizing the intrinsic value method, there is no related compensation expense recorded in the Company's financial statements. The Company follows the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 requires that compensation under a fair value method be determined using the Black-Scholes option-pricing model and disclosed in a pro forma effect on earnings and earnings per share. Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's pro forma net income applicable to common stock for the years ended December 31, 1998, 1999, and 2000 would have been $11,918,000, $9,812,000, and $19,841,000, respectively. Pro forma net income per common share-basic would have been $0.77 and $1.56 rather than $0.84 and $1.64, as reported, for the years ended December 31, 1999 and 2000, respectively. Pro forma net income per common share-diluted would have been $0.76 and $1.55 rather than $0.83 and $1.63, as reported, for the years ended December 31, 1999 and 2000, respectively.

         The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted-average assumptions. For grants in 1999 and 2000: an expected life of the options of seven years, a risk-free interest rate of approximately 6.5%, a dividend yield of 1.25%, and volatility of 48.68%. The weighted-average fair value at date of grant for options granted during 1999 approximated $6.46 per option and the weighted-average fair value at date of grant for options granted during 2000 approximated $5.45 per option. There were no options granted in 1998.

                        MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


   H. Income Taxes:


      The provision for income taxes consists of the following:

                              For the years ended December 31,
                           ----------------------------------------
                              1998          1999            2000
Current:
      Federal                $  500         $3,467         $ 7,109
      State                     125             77           1,659
                           ----------------------------------------
                                625          3,544           8,768
                           ----------------------------------------

Deferred:
      Federal                 6,447          2,310           5,532
      State                   1,138          1,655             948
                           ----------------------------------------
                              7,585          3,965           6,480
                           ----------------------------------------

               Total         $8,210         $7,509         $15,248
                           ========================================





      At December 31, 1999 and 2000, the components of the net deferred tax liability were as follows:


                                                     1999              2000
                                                   --------------------------
Investment in leases, other than allowance         $ 89,031          $ 51,302
Allowance for credit losses                         (11,289)          (15,889)
Debt issue costs                                        209                 0
Depreciation                                        (55,122)           (9,770)
Alternative minimum tax                              (6,530)                0
Loss carryforwards                                        0                 0
Deferred receivables                                  6,221             3,357
                                                   --------          --------
               Total                               $ 22,520          $ 29,000
                                                   ========          ========



      The following is a reconciliation between the effective income tax rate and the applicable statutory federal income tax rate:



                                                   For the years ended December 31,
                                                   --------------------------------
                                                    1998         1999           2000

Federal statutory rate                             35.0%         35.0%         35.0%
State income taxes, net of federal benefit          5.7%          5.8%          5.6%
Nondeductible expenses and other                    0.1%          0.4%          0.0%
                                                   ---------------------------------
Effective income tax rate                          40.8%         41.2%         40.6%
                                                   =================================


      At December 31, 1998, the Company had loss carryforwards of approximately $19,800,000, which were utilized in 1999.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


   I. Commitments and Contingencies:

      Operating and Capital Leases

            The Company's lease for its facility in Waltham, Massachusetts, expires in 2004. This lease contains one five-year renewal option with escalation clauses for increases in the lessor's operating costs. The Company's lease for its facilities in Newark, California, expires in 2005. The Company's lease for its facilities in Woburn, Massachusetts, expires in 2003.

      The Company also has entered into various operating lease agreements ranging from three to four years for additional office equipment. At December 31, 2000, the future minimum lease payments under noncancelable operating leases with remaining terms in excess of one year are as follows:

      For the years ended
         December 31,
      -------------------
             2001                                               $1,515
             2002                                                1,531
             2003                                                1,494
             2004                                                  575
                                                                ------
             Total                                              $5,115
                                                                ======


            Rental expense under operating leases totaled $1,131,000, $1,567,000, and $1,557,000 for the years ended December 31, 1998, 1999, and 2000, respectively.

            The Company has entered into various capital lease agreements ranging from three to four years for office equipment, computer equipment and telecommunication systems. At December 31, 2000, future minimum lease payments under capital leases were as follows:



      For the years ended
         December 31,
      -------------------
             2001                                              $ 477
             2002                                                330
             2003                                                129
             2004                                                 16
                                                               -------
             Total minimum lease payments                        952
             Less amounts representing interest                 (93)
                                                               -------
             Total                                             $ 859
                                                               =======




      Legal Matters

         Management believes, after consultation with counsel, that the allegations against the Company included in the lawsuits described below are without merit, and the Company is vigorously defending each of the allegations. Four (4) of the first five (5) actions described below have been filed by the same attorney, on behalf of various plaintiffs. The Company also is subject to claims and suits arising in the ordinary course of business. At this time, it is not possible to estimate the ultimate loss or gain, if any, related to these lawsuits, nor if any such loss will have a material adverse effect on the Company's results of operations or financial position.

         I. On August 24, 1999, a purported class action lawsuit was filed in Middlesex Superior Court for The Commonwealth of Massachusetts against the Company and its wholly-owned subsidiary Leasecomm Corporation ("Leasecomm").

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


            The complaint has been amended four times, most recently by the Fourth Amended Complaint and Jury Claim filed on or about November 4,1999 (as amended, the "Clark Complaint").

            The purported class consists of individuals and businesses that have been sued by Leasecomm in a Massachusetts court for allegedly breaching Leasecomm's Non Cancellable Equipment Lease Agreement or Non Cancellable Lease Agreement (the "Lease Agreements") containing a forum selection clause. The forum selection clause is an agreement between the parties to the Lease Agreements to submit to the jurisdiction of the courts of the Commonwealth of Massachusetts for the bringing of any suit or other proceeding. The purported class would be limited to individuals and businesses that: have no place of business or residence in New England; have been sued in a Massachusetts court for breach of the Lease Agreements; had no more than three employees as of the date of the Lease Agreement; had been in existence for no more than three years as of the date of the Lease Agreement; and had entered into Lease Agreements with scheduled monthly lease payments which aggregated to less than $5,000.

         The Clark Complaint alleges that enforcement of the forum selection clause is not fair or reasonable because, among other things, litigation in Massachusetts is prohibitively costly and time consuming for purported class members, purported class members have no choice but to enter into the Lease Agreement because of Leasecomm's greater bargaining power, and purported class members allegedly have valid defenses to the claims asserted against them by Leasecomm. The Plaintiffs seek: a declaration that the forum selection clause is not fair or reasonable as to purported class members and that the Massachusetts courts lack personal jurisdiction over purported class members; dismissal without prejudice of all cases pending in Massachusetts against purported class members; a permanent injunction preventing Leasecomm and its affiliates from bringing suit in Massachusetts against purported class members; a permanent injunction preventing Leasecomm or its affiliates from entering into Lease Agreements containing the forum selection clause; unspecified monetary damages against Leasecomm and the Company in favor of purported class members equal to double or treble the moneys collected in connection with lawsuits filed against purported class members in Massachusetts courts, together with attorneys' fees and costs.


         The parties have filed various motions with the Court. Two of these motions, namely Leasecomm and the Company's motions to Dismiss the Fourth Amended Complaint, have been heard by the Court. On August 16, 2000, the Court granted the Company's motion to dismiss, resulting in the dismissal of all claims against the Company. The Court also granted Leasecomm's motion to dismiss as to all of the Plaintiffs' individual claims, and as to all but one of the Plaintiffs' purported class claims. As a result of the Court's rulings on the motions to dismiss, the only claim that remains is the Plaintiffs' purported class claim against Leasecomm by plaintiffs against whom Leasecomm has a pending Massachusetts action, for alleged violations of Chapter 93A of the Massachusetts General Laws arising out of the inclusion of a forum selection clause in Leasecomm leases. As to this claim, the Plaintiffs' are seeking no monetary relief beyond attorneys' fees.

         The Plaintiffs filed a revised motion for class certification in light of the Court's prior rulings. The Company has filed an opposition to the revised motion for class certification, and argument is currently scheduled for April 4, 2001.

         Since this matter is in an early stage, there can be no assurance as to its eventual outcome. However, the forum selection clause at issue in this litigation has been enforced in other cases.

         II. On June 3, 1999 a purported class action lawsuit was filed in Middlesex Superior Court in the Commonwealth of Massachusetts against Leasecomm. The complaint was amended on or about July 26, 1999 (as amended, the "McKenzie-Pollock Complaint"). On September 3, 1999 Leasecomm removed the action to the United States District Court for the District of Massachusetts.

         The purported class consists of individuals who entered into a Lease Agreement with Leasecomm between June 4, 1993 and the date of the McKenzie-Pollock Complaint.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)

         Plaintiffs allege: that Leasecomm causes individuals to enter into non-cancellable, long-term leases when there is no reasonable expectation that most of the individuals would need or use the equipment for the duration of the lease term; that Leasecomm conceals or misrepresents the nature of the terms of its Lease Agreements; that the Lease Agreements are non-negotiable adhesion contracts which are oppressive and unfair; that the cost of acquiring the equipment through Leasecomm is often double or triple the retail cost of the equipment; that Leasecomm violates state usury laws; that Leasecomm engages in unfair debt collection practices; that Leasecomm brings lawsuits against purported class members in Massachusetts even though it has no jurisdiction over them in Massachusetts courts; that Leasecomm fails to make proper service and then files pleadings which state that proper service was made, thereby obtaining default judgments against certain members of the purported class; that Leasecomm conspired with its salespersons to cause members of the purported class to enter into unconscionable leases by concealing and misrepresenting their terms; that Leasecomm failed to comply with the Truth in Lending Act and the Massachusetts Consumer Credit Cost Disclosure Act; and that Leasecomm has engaged in unfair trade practices in violation of the Massachusetts consumer protection statute.

         Plaintiffs and the members of the purported class seek: unspecified damages for monetary losses allegedly sustained by them as a result of this conduct by Leasecomm and reimbursement of costs and attorneys' fees; treble damages and other punitive damages; rescission of the Lease Agreements, or a declaration that they are void, and return of all moneys paid to Leasecomm; and damages for unjust enrichment.

         The parties have filed various motions with the Court. In December 1999, the Court granted Leasecomm's motion to dismiss in part, and ordered that the federal Truth in Lending and Fair Debt Collection Practices claims be dismissed. The Court then ordered the remaining claims to be remanded to the Middlesex Superior Court for further proceedings, including decisions on the balance of Leasecomm's motion to dismiss, since all federal claims in the case had been dismissed. Leasecomm subsequently filed a renewed motion to dismiss in the Superior Court, again asserting that the remaining non-federal claims are legally insufficient and should have been presented in earlier court proceedings. The Court has heard argument on Leasecomm's motion to dismiss, but has not yet issued a ruling.

         The parties have reached a settlement by which the McKenzie-Pollock Complaint and the Company's complaints against the individual defendants in the District Court are to be dismissed with prejudice. The settlement does not involve the payment of any money by the Company. By Order dated February 7, 2001, the Court approved the Stipulation and Order of Dismissal, and dismissed the action.

         Because the Court has not yet acted to approve the settlement, there can be no assurance as to the eventual outcome of this case.

         III. On October 25, 1999, a purported class action lawsuit was filed in Middlesex Superior Court in The Commonwealth of Massachusetts against Leasecomm (the "Lamar Complaint"). The purported class consists of all individuals and businesses who, on or after September 28, 1996, signed a Leasecomm agreement which states that it is "non-cancelable" and/or contains certain standard provisions relating to delivery and acceptance of the leased equipment and warranties and servicing for the equipment. The Plaintiffs contend that these particular lease terms are contrary to
      Article 2A of the Uniform Commercial Code as adopted in Massachusetts and that Leasecomm's use of these terms constitutes an unfair and deceptive trade practice under Chapter 93A of the Massachusetts General Laws. The Plaintiffs seek a declaration that the lease terms in question are unfair and deceptive and that Leasecomm's use of those terms is unfair and deceptive. The Plaintiffs also seek a Court order requiring Leasecomm to notify all purported class members of the Court's ruling in the case; to stop using the lease terms or similar lease terms which allegedly misstate lessees' rights under Massachusetts law; to refrain from enforcing those lease terms against any of the purported class members; to refrain from providing or communicating incorrect information regarding lessees' rights under Massachusetts law; and to include in every lease agreement language which conspicuously describes the rights of lessees under Massachusetts law. Finally, the Plaintiffs seek reimbursement of their costs and attorneys' fees.

         The parties have filed various motions with the Court. After the Court denied Leasecomm's Motion to Dismiss without prejudice to its being re-filed at a later time, plaintiffs filed a Second Amended Complaint

                          MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)

      voluntarily withdrawing one plaintiff and substituting a new plaintiff. Leasecomm has filed an answer to the Second Amended Complaint, and the Plaintiffs have filed a motion for class certification, which Leasecomm has opposed. The Court has heard argument on the motion for class certification, but no decision has been issued.

         Since this matter is in an early stage, there can be no assurance as to its eventual outcome

         IV. On or about June 16, 2000, a purported class action lawsuit was filed in Middlesex Superior Court in the Commonwealth of Massachusetts against Leasecomm, the Company, John Gregory Hines, Richard F. Latour, Peter R. von Bleyleben, Cardservice International, Inc., Autorize.net Corporation, and Humboldt Bank (the "Bradford Complaint").

         The purported class consists of individuals and businesses who have executed or will in the future execute, as lessee or guarantor, a four-year Leasecomm "non-cancellable" lease of an Authorize.net Corporation "virtual terminal" marketed by Cardservice International, Inc. (the "Lease Agreements"), and the lease provides for a "base payment" of at least $39.99 per month.

         Plaintiffs allege: that the Lease Agreements are, in fact, loans that are subject to state usury laws; that the Lease Agreements are usurious; that Leasecomm's use of the Lease Agreements constitutes an unfair and deceptive trade practice in violation of Massachusetts General Laws Chapter 93A; that various of the defendants have conspired with one another to defraud the members of the purported class and have violated Massachusetts General Laws Chapter 93A; and that the Company is liable for any damages that might be entered in favor of the Plaintiffs and the purported class members and against Leasecomm.

         Plaintiffs and the members of the purported class seek: unspecified damages for monetary losses allegedly sustained by them and reimbursement of costs and attorneys' fees; treble damages; a declaration that the Lease Agreements are loans rather than leases and that the Lease Agreements are usurious; rescission of the Lease Agreements, or reformation of the Lease Agreements to conform with the limitations on interest rates set forth in the Massachusetts usury statute, and return of all moneys paid to Leasecomm, or all monies paid in excess of amounts that would be allowable under the Massachusetts usury statute; declarations that the alleged conduct of the defendants constitutes unfair and deceptive trade practices in violation of Massachusetts General Laws Chapter 93A; injunctive relief requiring Leasecomm to notify any credit bureaus to which it may have reported Plaintiffs or purported class members as delinquent that their accounts are in good standing, prohibiting Leasecomm from charging usurious interest rates, prohibiting Leasecomm from referring to the Lease Agreements as "leases," requiring Leasecomm to display the annual percentage rate and total finance charges on all of the Lease Agreements, and prohibiting the Company from participating in or benefiting from any transactions by Leasecomm involving the financing of "virtual terminals".

         The Company, Leasecomm, and the individual defendants all served motions to dismiss on September 15, 2000. The Plaintiffs filed oppositions to those motions, and the Court has taken the motions under advisement. However, all individual defendants have been dismissed from the case, either voluntarily or because of Plaintiffs' failure to effect service of process on them. The Plaintiffs have not yet filed a motion for class certification.

         By Notice of Voluntary Dismissal filed with the Courts on March 13, 2001, the plaintiffs have voluntarily dismissed their action against all defendants, including the Company.

         V. On or about June 16, 2000, a purported class action lawsuit was filed in Middlesex Superior Court in the Commonwealth of Massachusetts against Leasecomm, the Company, John Gregory Hines, Richard F. Latour, Peter R. von Bleyleben, E-Commerce Exchange, LLC, Creditcards.com, and Humboldt Bank (the "Okougbo Complaint").

         The purported class consists of individuals and businesses who have executed or will in the future execute, as lessee or guarantor, a four-year Leasecomm "non-cancellable" lease of certain models of "Verifone" equipment provided by or through E-Commerce Exchange, LLC (the "Lease Agreements"), and the lease provides for "base payments" of at least $49.95 per month.

                          MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)

         Plaintiffs allege: that the Lease Agreements are, in fact, loans that are subject to state usury laws; that the Lease Agreements are usurious; that Leasecomm's use of the Lease Agreements constitutes an unfair and deceptive trade practice in violation of Massachusetts General Laws Chapter 93A; that various of the defendants have conspired with one another to defraud the members of the purported class and have violated Massachusetts General Laws Chapter 93A; and that the Company is liable for any damages that might be entered in favor of the Plaintiffs and the purported class members and against Leasecomm.

         Plaintiffs and the members of the purported class seek: unspecified damages for monetary losses allegedly sustained by them and reimbursement of costs and attorneys' fees; treble damages; a declaration that the Lease Agreements are loans rather than leases and that the Lease Agreements are usurious; rescission of the Lease Agreements, or reformation of the Lease Agreements to conform with the limitations on interest rates set forth in the Massachusetts usury statute, and return of all moneys paid to Leasecomm, or all monies paid in excess of amounts that would be allowable under the Massachusetts usury statute; declarations that the alleged conduct of the defendants constitutes unfair and deceptive trade practices in violation of Massachusetts General Laws Chapter 93A; injunctive relief requiring Leasecomm to notify any credit bureaus to which it may have reported Plaintiffs or purported class members as delinquent that their accounts are in good standing, prohibiting Leasecomm from charging usurious interest rates, prohibiting Leasecomm from referring to the Lease Agreements as "leases," requiring Leasecomm to display the annual percentage rate and total finance charges on all of the Lease Agreements, and prohibiting the Company from participating in or benefiting from the alleged activities set forth in the Complaint.

         The Company, Leasecomm, and the individual defendants all served motions to dismiss on September 15, 2000. The Plaintiffs filed oppositions to those motions, and the Court has taken the motions under advisement. However, all individual defendants have been dismissed from the case, either voluntarily or because of Plaintiffs' failure to effect service of process on them. The Plaintiffs have not yet filed a motion for class certification.

         By Notice of Voluntary Dismissal filed with the Courts on March 13, 2001, the plaintiffs have voluntarily dismissed their action against all defendants, including the Company.

         VI. On January 20, 2000, the Company filed suit against Sentinel Insurance Company Limited ("Sentinel"), in the United States District Court for the District of Massachusetts (the "Sentinel Complaint"). On August 18, 1999, Sentinel had issued a Business Performance Insurance Policy (the "Policy") to the Company as collateral for a Twelve Million Dollar ($12,000,000) loan (the "Loan") that the Company had made to Premier Holidays International, Inc. ("Premier"). The Loan was personally guaranteed by Premier's President, Daniel DelPiano ("DelPiano"). Pursuant to the terms of the Policy, Sentinel was obligated to make payment to the Company for any and all amounts payable under the terms of the Loan, in the event a default by Premier occurred. After Premier and DelPiano defaulted on their repayment obligations, the Company made demand on Sentinel for payment under the Policy. The Company filed the Sentinel Complaint after Sentinel refused to make payment to the Company under the Policy. On February 3, 2000, the Company amended its Complaint to assert claims against Premier and DelPiano arising out of their failure to make payments required under the Loan and the personal guaranty.

         On March 1, 2000, the Company filed a motion for summary judgment on its claims against Sentinel, seeking judgment in the amount of $13,065,266, plus post-judgment interest and attorneys' fees. The Court has not heard this motion.

         On March 6, 2000, Premier and DelPiano filed a motion in the Massachusetts action to dismiss that action or, in the alternative, to transfer to the Northern District of Georgia, based upon their contention that they are not subject to personal jurisdiction in Massachusetts, that the contracts containing the forum-selection clause were procured by fraud, and that Leasecomm should have been named as a plaintiff. On April 13, 2000, the United States District Court for the District of Massachusetts issued a Memorandum and Order denying Premier and DelPiano's motion.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)

         On March 9, 2000 the Company filed a motion for preliminary injunction seeking an order requiring Sentinel, Premier and Del Piano to turn over to the Company any collateral in their possession or to which the Company and Leasecomm may be entitled as a result of both Premier's and Sentinel's defaults under the Loan and the Policy, respectively. On June 13, 2000, the Court denied the Company's motion for preliminary injunction, on the express condition that Sentinel provide adequate assurance of its financial condition within 30 days. Sentinel failed to do so, and the Company filed a renewed motion for preliminary injunction on July 17, 2000, and supplemented that motion with an additional filing on September 5, 2000. The Court has not yet ruled on the motion.

         On January 26, 2000, Premier and DelPiano filed suit against the Company, its wholly-owned subsidiary, Leasecomm Corporation, and Sentinel in the Superior Court of Fulton County, Georgia (the "Premier Complaint"). Premier and DelPiano allege that, notwithstanding the plain wording of both the Loan and the Policy, Premier agreed to borrow the full amount of the Loan only upon alleged representations by the Company that it would loan Premier an additional Forty-Five Million Dollars ($45,000,000). The documents evidencing the Loan, and the documents evidencing the Policy, refer only to the amount of the Loan ($12,000,000), and not to any greater amount. Premier alleges that, as a result, it has suffered actual and consequential damages in the amount of Seven Hundred Sixty-Nine Million Three Hundred Fifty Thousand Dollars ($769,350,000) plus interest, costs, and attorneys' fees. Premier seeks punitive damages in the amount of Five Hundred Million Dollars ($500,000,000). Premier also seeks injunctive relief barring the Company and Leasecomm from making demand on or commencing court action to collect on the Policy.

         On February 22, 2000, Leasecomm removed this case to federal court for the Northern District of Georgia. Leasecomm filed a motion to dismiss the Premier Complaint, or, alternatively, to transfer this case to federal court in Massachusetts. Leasecomm's motion was granted on July 27, 2000, and the case was transferred to the District of Massachusetts, where it has been consolidated with the Massachusetts action.

         The parties have reached a settlement whereby one of the defendants is to pay the Company a sum of money on or before May 25, 2001, or, alternatively, judgment for the full amount sued upon is to be entered against that defendant and the Company may also pursue its claims against the other defendants.

         Discovery in the Massachusetts action is ongoing. Since this matter is in an early stage, there can be no assurance as to its eventual outcome.

         The Company learned on or about March 20, 2001 that a Provisional Liquidator of Sentinel Insurance Company, Ltd. has been appointed pursuant to an order of the Supreme Court of Bermuda.

         VII. On September 19, 2000, Leasecomm was served with a Subpoena Duces Tecum from the Office of the Attorney General of the State of Florida. The nature of the proceeding, if any, against Leasecomm is unclear at this time, but appears to relate to alleged complaints against Leasecomm by lessees in Florida and involves the question of whether any of the leases entered into by Leasecomm with Florida residents is a consumer lease. Leasecomm believes that the commercial leases it has entered into are in fact commercial leases, and is attempting to cooperate with the Attorney General's Office on this matter. Leasecomm has responded to the subpoena and provided documents.

         Since this matter is at an early stage, and the nature of the proceedings against Leasecomm, if any, are not known, there can be no assurance as to its eventual outcome.

         VIII. On April 3, 2000, a purported class action suit was filed in Superior Court of the State of California, County of San Mateo against Leasecomm and MicroFinancial as well as a number of other defendants with whom Leasecomm and MicroFinancial are alleged to have done business, directly or indirectly.

         The action is alleged as a "consumer fraud class action on behalf of defrauded California small businesses and their owners, who were induced to purchase services and/or goods from Defendants through false and misleading representations and material omissions." More specifically, the complaint seeks certification of a class of California persons and entities who purchased services or goods from Internet Success Systems, Inc., Fortune Financial Systems, Inc. (previously known as Fortune 21, Inc.), Fortune Financial Systems of Nevada, Inc., MarketComm Production; Bizz-e Inc. (also known as Bizz-e.com, Inc.), Cardservice International Inc. (also

                          MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and pre-share data)

       known as Cardservice Global Solutions) or Power Communications, Inc., directly or indirectly, at any time between February 7, 1997 and the present date. The complaint seeks certification of a subclass of those class members who entered into any lease agreement contracts with Leasecomm Corporation for the purposes of financing the goods or services allegedly purchased from these other entities. The class action complaint alleges ten causes of action for: (1) fraud and deceit; (2) negligent misrepresentation; (3) violations of California's Business & Professions Code Sections 17200 et seq. (unfair competition); (4) violations of California's Business & Professions Code Sections 17500 et seq.
       (false advertising); (5) violations of California's Civil Code
       Sections 1750 et seq. (Consumer Legal Remedies Act); (6) unjust enrichment; (7) fraud in the inducement of contract; (8) fraud in the inception of contract; (9) lack of consideration for contact; and (10) breach of the contractual covenant of good faith and fair dealing.

         The complaint prays for compensatory general and special damages according to proof; restitution and disgorgement according to proof; rescission of class member contracts with Leasecomm Corporation; injunctive relief against enforcement of class member contracts with Leasecomm Corporation; prejudgment interest; punitive and exemplary damages, costs, attorneys fees and such other relief as the court deems just.

         On May 31, 2000, Leasecomm filed a motion for an order staying all litigation in California against Leasecomm Corporation and MicroFinancial Incorporated on the grounds that the lease contracts at issue contained a forum selection clause providing that any litigation concerning the leases would be brought in Massachusetts where Leasecomm Corporation is headquartered. By order dated August 22, 2000, the Court granted that motion and stayed further litigation in the California proceedings against Leasecomm Corporation and MicroFinancial Incorporated. On September 27, 2000, plaintiffs filed an appeal seeking to overturn that ruling. Plaintiffs filed their appeal brief on December 29, 2000, and Leasecomm filed a response on January 29, 2001. Plaintiffs' reply brief is due on February 20, 2001. No hearing date for the appeal has been set. In the meantime, the litigation is continuing against the defendants other than Leasecomm Corporation and MicroFinancial Incorporated. Management intends to vigorously defend the appeal.

   J. Employee Benefit Plan:

         The Company has a defined contribution plan under Section 401 (k) of the Internal Revenue Code to provide retirement and profit sharing benefits covering substantially all full-time employees. Employees are eligible to contribute up to 15% of their gross salary. The Company will contribute $.50 for every $1.00 contributed by an employee up to 3% of the employee's salary. Vesting in the Company contributions is over a five-year period based upon 20% per year. The Company's contributions to the defined contribution plan were $134,000, $102,000, and $142,700 for the years ended December 31, 1998, 1999, and 2000, respectively.

   K. Concentration of Credit Risk:

         The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of lease and loan receivables and cash and cash equivalent balances. To reduce the risk to the Company, credit policies are in place for approving leases and loans, and lease pools are monitored by management. In addition, the cash and cash equivalents are maintained with several high-quality financial institutions.

         One dealer accounted for approximately 11.6%, 14.7%, and 10.6% of all originations during the years ended December 31, 1998, 1999, and 2000, respectively. Another dealer accounted for approximately 3.5%, 10.1%, and 3.8% of all originations during the years ended December 31, 1998, 1999, and 2000, respectively. No other dealer accounted for more than 10% of the Company's origination volume during the years ended December 31, 1998, 1999, or 2000.

         The Company originates and services leases, contracts and loans in all 50 states of the United States and its territories. As of December 31, 1999 and 2000, leases in California, Florida, Texas, Massachusetts and New York accounted for approximately 45% and 44% of the Company's portfolio, respectively. Only California accounted for more than 10% of the total portfolio as of December 31, 1999 and 2000 at approximately 15% for each year. None of the remaining states accounted for more than 4% of such total.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)

   L.    Related-Party Transactions:

         The Company had notes receivable from officers and employees of $94,000 and $68,000 at December 31, 1999 and 2000 respectively. During 1997 and 1998, the Company issued notes to certain officers and employees in connection with the exercise of common stock options amounting to $150,000 and $144,000 respectively, in exchange for recourse loans with fixed maturity dates prior to the expiration date of the original grant. These notes are non-interest bearing unless the principal amount thereof is not paid in full when due, at which time interest will accrue at a rate per annum equal to the prime rate plus 4.0%. All principal amounts outstanding under these notes is due in full on the earlier of the end of employment or the expiration date. No new notes were issued during 1999 or 2000.

         Other notes payable includes amounts due to stockholders of the Company at December 31, 1999 and 2000 of $1,040,000 and $316,000 respectively. Interest paid to stockholders under such notes, at an interest rate of prime minus 1%, was not material for the years ended December 31, 1998, 1999, and 2000.

         At December 31, 2000, subordinated notes payable included $102,000 due to stockholders. Interest paid to stockholders under such notes, at rates ranging between 8% and 14%, amounted to $488,000, $104,000, and $8,500 for the years ended December 31, 1998, 1999, and 2000, respectively.

   M. Subsequent Events:

         On January 3, 2001, the Company acquired the rental and lease portfolio, along with certain other assets and assumed certain liabilities of Resource Leasing Corporation ("Resource"), for $10,700,000 subject to a $1,000,000 holdback on deliverables in connection with certain software included in the acquired assets. In December 2000, the Company made a prepayment on that purchase of $2,800,000 which is reflected in other assets at December 31, 2000.

         This transaction has been accounted for under the purchase method of accounting, and accordingly, the results of operations of Resource, for the period from the acquisition date, will be included in the consolidated financial statements. The purchase price has been allocated to the assets purchased and liabilities assumed based on preliminary fair values at the date of acquisition and did not result in the recording of excess costs over the fair value of assets acquired. Pro-forma data is not provided since this transaction does not have a material impact on the Company's consolidated financial statements.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


   N. Selected Quarterly Data  (Unaudited):


         The following is a summary of the unaudited quarterly results of operations of the Company for 1999 and 2000.


                                                          1999                                     2000
                                          --------------------------------------   ------------------------------------------------
                                            First    Second      Third    Fourth       First     Second       Third       Fourth
                                           Quarter   Quarter    Quarter   Quarter      Quarter   Quarter      Quarter     Quarter
                                           -------   -------    -------   -------      -------   -------      -------     -------
Revenues:
   Income on leases and loans              $12,377    $13,661   $14,232   $ 15,275      $15,544    $16,946     $18,435    $18,922
   Income on service contracts
     rental and fees                        10,078     10,050    10,591     12,197       13,097     13,996      15,104     15,262
                                           -------    -------   -------   --------      -------    -------     -------    -------
        Total revenues                      22,455     23,711    24,823     27,472       28,641     30,942      33,539     34,184
                                           -------    -------   -------   --------      -------    -------     -------    -------

Expenses:
   Selling general and administrative        6,004      5,708     6,232      6,472        6,329      6,839       6,879      6,940
   Provision for credit losses               5,399      6,064     5,888     20,485        8,529      9,040      10,576     10,767
   Depreciation and amortization             1,687      1,767     2,038      2,105        2,033      2,554       2,808      2,832
   Interest                                  2,620      2,366     2,602      2,787        3,075      3,650       4,124      4,221
                                           -------    -------   -------   --------      -------    -------     -------    -------
        Total expenses                      15,710     15,905    16,760     31,849       19,966     22,083      24,387     24,760
                                           -------    -------   -------   --------      -------    -------     -------    -------

Income before provision for income taxes     6,745      7,806     8,063     (4,377)       8,675      8,859       9,152      9,424
                                           -------    -------   -------   --------      -------    -------     -------    -------

Net Income                                 $ 3,969    $ 4,543   $ 4,741   ($ 2,525)     $ 4,970    $ 5,131     $ 5,301    $ 5,459
                                           -------    -------   -------   --------      -------    -------     -------    -------

Net Income per common share - basic           0.33       0.34      0.36      (0.20)        0.39       0.40        0.42       0.43
Net Income per common share - diluted         0.33       0.34      0.36      (0.20)        0.39       0.40        0.42       0.43
Dividends per common share                   0.035      0.040     0.040      0.040        0.040      0.045       0.045      0.045


         During the fourth quarter of 1999, the Company recorded a special provision of $12.7 million for a loan made to one company, collateralized by approximately 3,500 micro-ticket consumer contracts and guaranteed by, among other security, an insurance performance bond. The Company is currently involved in litigation with the company and the insurance company. (See "Legal Proceedings") Charge-offs against the special reserve were $6.4 million for the year ended December 31, 2000.